[HEALTH NET, INC. LETTERHEAD]

June 28, 2006

Mr. B. Curtis Westen
[Address]

Dear Curt:

You have informed Health Net, Inc. (the “Company”) of your intention to relinquish your duties as the Company’s Senior Vice President, General Counsel and Secretary. In light of this intention, you and the Company have entered into this letter agreement (the “Agreement”) in order to memorialize the agreement reached between you and the Company regarding the terms and conditions of your continued employment with, and eventual separation from, the Company. As you are aware, you and the Company are currently party to an Offer of Relocation and Employment Letter Agreement, dated June 25, 1998; a Severance Payment Agreement dated December 4, 1998 (the “Severance Payment Agreement”); an Agreement dated January 1, 2001 providing for your consent to certain changes under the Severance Payment Agreement and the Company’s Second Amended and Restated 1991 Stock Option Plan, 1997 Stock Option Plan, as amended, and the 1998 Stock Option Plan, as amended (the “January 1, 2001 Agreement”); stock option agreements dated as of September 4, 1997, December 4, 1998, February 14, 2000, February 9, 2001, August 12, 2002, February 20, 2003, March 25, 2004 and May 13, 2005 under the Company’s various stock option plans (all such stock option agreements shall be referred to herein collectively as the “Stock Option Agreements”) and a restricted stock agreement dated as of August 12, 2002 under the Health Net, Inc. 1997 Stock Option Plan (the “Restricted Stock Agreement”) (all of the above collectively, the “Employment Agreement”). By executing this Agreement, you agree to the amendment and restatement of your Employment Agreement as set forth herein.

1. General

A. Employment and Title. Unless your employment is earlier terminated pursuant to Section 4 hereof, you will continue to be employed by the Company and hold the title of Senior Vice President, General Counsel and Secretary until the earlier of (a) January 1, 2007 and (b) the date on which a new General Counsel is hired by the Company and commences employment in such role (the earlier of such two dates being referred to herein as the “Transition Date”). Following the Transition Date, you will continue to be employed full time until June 30, 2007 (the “Termination Date”) by the Company as Senior Vice President and Special Counsel, unless your employment is earlier terminated pursuant to Section 4 hereof.

B. Salary. You will continue to be paid your base salary at the annual rate of $550,000 (your “Salary”), prorated bi-weekly in the amount of $21,153.85, less applicable withholdings, covering all hours worked until the Termination Date or such earlier date on which your employment is terminated pursuant to Section 4 hereof.

C. Stock Option Agreements. All options subject to the Stock Option Agreements and shares of restricted stock subject to the Restricted Stock Agreement will continue to vest according to the terms and conditions of such agreements until the Termination Date. Notwithstanding the previous sentence, if prior to the exercise of any stock option granted pursuant to any Stock Option Agreement your employment with the Company terminates for any reason other than for “Cause” (as such term is defined in the relevant Stock Option Agreement(s)) during a Company blackout period established pursuant to the Company’s then existing Insider Trading Blackout Policy or on any other date on which the Company determines that its directors and executive officers are precluded from trading in Company securities due to the possession or imputed possession of material inside information regarding the Company (a “Trading Blackout”) and you are subject to the Trading Blackout, then any vested stock options held at the time of such termination may be exercised at any time starting from the date of such termination through the last day of the first month, third month or twelfth month following the expiration date of such Trading Blackout (such one month, three month or twelve month time period shall be determined by reference to the terms and conditions of the relevant Stock Option Agreement(s) based on the nature of the termination) provided, however, that no portion of a stock option shall be exercisable after the tenth anniversary of its grant date. The Company shall notify you of the Trading Blackout Expiration Date.

D. Duties. Prior to the Transition Date, your duties and responsibilities as Senior Vice President, General Counsel and Secretary shall be generally consistent with your duties and responsibilities in such roles immediately prior to the date of this Agreement. Your duties as Senior Vice President and Special Counsel on and after the Transition Date and prior to the Termination Date, or such earlier date on which your employment is terminated pursuant to Section 4 hereof, shall be to work on special assignments assigned by the Company’s Chief Executive Officer or new General Counsel. You will be available on site at the Company’s offices in Woodland Hills, California as the Company determines is reasonably necessary to perform your duties and responsibilities as Senior Vice President and Special Counsel. Your assignments as Senior Vice President and Special Counsel may include, but shall not be limited to:

•	participating with the defense team and serving as a witness as required in litigation matters (including any appeals of those matters) involving the Company and its subsidiaries, including, but not limited to matters described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2005, Form 10-Q for the quarter ended March 31, 2006 and other periodic reports filed from time to time with the Securities and Exchange Commission;

•	providing counsel to the Company’s management to strengthen overall organizational compliance, including implementation of the Compliance Oversight Committee and oversight of other compliance initiatives as are assigned to you;

•	transitioning the Company’s legal matters to the new General Counsel; and

•	evaluating business opportunities for the Company.

E. Post-Termination Date Matters. Your employment as Senior Vice President and Special Counsel may be extended beyond the Termination Date by mutual written agreement between you and the Company. You agree that you presently intend to be available, for a maximum of an additional one year period following the termination of your employment with the Company, to consult from time to time on the Company’s legal matters at a reasonable rate of compensation to be mutually agreed upon by you and the Company.

F. Disclosure of Personal Compensation Information. As an “executive officer” of the Company (as such term is defined in the rules and regulations of the Securities and Exchange Commission (“SEC”), information regarding your employment arrangements with the Company, including, among other things, the terms of this Agreement and any other agreements you enter into with the Company from time to time (collectively, “Personal Compensation Information”), may be disclosed in filings with the SEC, the New York Stock Exchange (“NYSE”) or other regulatory organizations upon the occurrence of certain triggering events. Such triggering events include, but are not limited to, the execution of this Agreement and any amendments thereto. Your execution of this Agreement will serve as your acknowledgement that your Personal Compensation Information may be publicly disclosed from time to time, including after the Transition Date and the Termination Date, in filings with the SEC, NYSE or otherwise as required by applicable law.

2. Employee Benefits

A. Employee Benefit Programs. You will continue to be eligible to participate in the Company’s various employee benefit programs and plans as long as you remain employed by the Company, on the terms of such programs and plans, if you meet the applicable participation requirements. These benefit programs and plans include paid time off, holidays, group medical, dental, vision, term life, and short and long term disability insurance and participation in the Company’s 401(k) plan, deferred compensation plan, Supplemental Executive Retirement Plan and tuition reimbursement plan. You will also be eligible to participate in any employee benefit programs added at any future time that are generally applicable to executives of the Company and that have been approved by the Compensation Committee of the Company’s Board of Directors (the “Committee”) as long as you remain employed by the Company, provided that you meet the applicable participation requirements; further provided, however, that this provision does not extend to any individually negotiated or tailored benefits, plans or programs covering a particular employee or employees. Although the Company may sponsor a benefit or plan or program for some employees, it is not required to do so for all employees and may exclude certain employees now or in the future from one or more benefits, plans or programs. The Company or its subsidiaries or affiliates may modify, terminate or amend any benefit or plan in its discretion, retroactively or prospectively, subject only to applicable law. Notwithstanding any of the foregoing provisions of this Paragraph A of Section 2, you shall not be eligible for a stock option or other equity grant in 2007.

B. Required Insurance. You will continue to be covered by workers’ compensation insurance and state disability insurance as long as you remain employed by the Company, as required by state law.

C. Financial Counseling Allowance. You will continue to be eligible to be reimbursed to a maximum of $5,000 per year for substantiated costs incurred for personal financial counseling services provided to you, including tax preparation, as long as you remain employed by the Company.

D. Car Allowance. You will continue to be entitled to a car allowance of $1,000 per month as long as you remain employed by the Company.

E. Club Membership. You will continue to be reimbursed for the reasonable expense of one country or social club membership as long as you remain employed by the Company.

F. Bonus. You will be eligible for an award in respect of fiscal 2006 under the Health Net, Inc. Executive Incentive Plan (“EIP”) in accordance with the terms of the EIP, in the amount of $385,000. It is understood that the Committee will award bonus amounts, if any, as it deems appropriate consistent with the guidelines of the EIP. You will not be eligible for any bonus in respect of fiscal year 2007.

G. Expenses. Subject to and in accordance with the Company’s written guidelines and procedures for business and travel expenses, you will receive reimbursement for all business travel and other out-of-pocket expenses reasonably incurred by you in the performance of your duties pursuant to this Agreement.

3. Stock Plan Amendments. You acknowledge that, pursuant to the January 1, 2001 Agreement, (i) you previously consented to the application of the amendments to the “Accelerated Provisions” of the Company’s Second Amended and Restated 1991 Stock Option Plan, the Company’s 1997 Stock Option Plan, as amended, and the Company’s 1998 Stock Option Plan (collectively, the “Plans”), set forth in Exhibit A hereto, to the stock options granted to you under the Plans and (ii) you previously agreed to the amendments of the stock option agreements evidencing your then outstanding stock options under the Plans to the extent such agreements had stated anything to the contrary to such amendments. You agree by entering into this Agreement that your previous consent and agreement described in the immediately preceding sentence shall survive as part of this Agreement.

4. Termination of Employment, Etc.

A. Termination By The Company Without Cause. In the event that the Company terminates your employment without Cause (as defined in Paragraph C of this Section 4) at any time prior to the Transition Date, you shall be entitled, provided that you sign a Waiver and Release of Claims substantially in the form attached hereto as Exhibit B, which is incorporated into this Agreement by reference, (i) to receive a lump sum cash payment equal to two (2) times your Salary and (ii) to receive the continuation of all medical, health, disability, life and accident insurance maintained for your benefit immediately prior to the date of your termination (collectively, “Benefits”) either (a) for a period of two (2) years from the date of your employment termination, to the extent that the Company determines that such Benefits are not subject to the additional twenty percent (20%) tax imposed under section 409A of the Code of 1986, as amended (the “Code”), or (b) if you become employed by another employer before the expiration of such two (2) year period, until the effective date of your new employment. To the extent that the Company determines that any Benefits would be subject to the additional twenty percent (20%) tax imposed under section 409A of the Code, you (or your beneficiaries or estate) shall not have a right to such Benefits and instead the Company shall pay you (or your beneficiaries or estate) a cash lump sum amount that is intended to be the economic equivalent thereof. Regardless of whether any Benefits are subject to such additional tax, if the Company determines that you are a “specified employee” within the meaning of section 409A of the Code as of the date of your employment termination, then you shall not have a right to any Benefits and instead the Company shall pay you a cash lump sum amount that is intended to be the economic equivalent thereof. All lump sum payments pursuant to this Paragraph A of Section 4 shall be made within 30 days of the date your employment with the Company is terminated pursuant to this Section 6 and, in any event, no later than 21/2 months after the end of the year in which your employment termination occurs.

B. Change in Assignment Between Transition Date and Termination Date. In the event that the Company removes you from the position of Senior Vice President and Special Counsel prior to the Termination Date, you shall not be entitled to any severance payments, but if you sign on the Termination Date a Waiver and Release of Claims substantially in the form attached hereto as Exhibit B, which is incorporated into this Agreement by reference, your employment with the Company shall continue, including for purposes of the Company’s various stock option plans and the Stock Option Agreements, until Termination Date, and regardless of your new assignment you shall be entitled (i) to be paid the bi-weekly payments of your Salary, less applicable withholdings, and benefits, until the Termination Date and (ii) to continue to vest in your options evidenced by the Stock Option Agreements in accordance with their terms, as modified by Paragraph C of Section 1, until the Termination Date. If you do not sign on the Termination Date such Waiver and Release of Claims, or if you sign and subsequently attempt to revoke such Waiver and Release of Claims, you shall forfeit (i) and repay to the Company all the bi-weekly payments of Salary paid to you after your change in assignment that the Company, in its sole discretion, deems is in excess of the compensation it would ordinarily pay to an individual performing services in a substantially similar assignment and (ii) all stock options which became vested after such change in your assignment.

C. Termination By The Company For Cause. The Company may terminate your employment for Cause (as defined below) at any time without notice. In the event of such termination, you shall not be eligible to receive any payments set forth in this Section 4. For purposes of this Agreement, Cause shall include, without limitation, (a) an act of dishonesty causing harm to the Company, (b) the knowing disclosure of confidential information relating to the Company’s business, (c) habitual drunkenness or narcotic drug addiction, (d) conviction of a felony, (e) willful refusal to perform or gross neglect of the duties assigned to you, (f) the willful breach of any law that, directly or indirectly, affects the Company, (g) a material breach by you following a Change of Control of those duties and responsibilities of yours that do not differ in any material respect from your duties and responsibilities during the 90-day period immediately prior to such Change of Control (other than as a result of incapacity due to physical or mental illness) which is demonstrably willful and deliberate on your part, which is committed in bad faith or without reasonable belief that such breach is in the best interests of the Company and which is not remedied in a reasonable period of time after receipt of written notice form the Company specifying such breach or (h) breach of the provisions of Section 9 of this Agreement. For purposes of this Agreement, Change of Control shall mean any of the following which occurs subsequent to the date hereof:

(a) Any person (as such term is defined under Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), corporation or other entity (other than the Company or any employee benefit plan sponsored by the Company or any of its subsidiaries) is or becomes the beneficial owner (as such term is defined in Rule 13d-3 under the Exchange Act) of securities of the Company representing twenty percent (20%) or more of the combined voting power of the outstanding securities of the Company which ordinarily (and apart from rights accruing under special circumstances) have the right to vote in the election of directors (calculated as provided in paragraph (d) of such Rule 13d-3 in the case of rights to acquire the Company’s securities) (the “Securities”);

(b) As a result of a tender offer, merger, sale of assets or other major transaction, the persons who are directors of the Company immediately prior to such transaction cease to constitute a majority of the Board of Directors of the Company (or any successor corporations) immediately after such transaction;

(c) The Company is merged or consolidated with any other person, firm, corporation or other entity and, as a result, the shareholders of the Company, as determined immediately before such transaction, own less than eighty percent (80%) of the outstanding Securities of the surviving or resulting entity immediately after such transaction;

(d) A tender offer or exchange offer is made and consummated for the ownership of twenty percent (20%) or more of the outstanding Securities of the Company;

(e) The Company transfers substantially all its assets to another person, firm, corporation or other entity that is not a wholly-owned subsidiary of the Company; or

(f) The Company enters into a management agreement with another person, firm, corporation or other entity that is not a wholly-owned subsidiary of the Company and such management agreement extends hiring and firing authority over you to an individual or organization other than the Company.

D. Voluntary Termination. Notwithstanding anything to the contrary in this Agreement, whether express or implied, you may at any time terminate your employment for any reason by giving the Company fourteen (14) days prior written notice of the effective date of termination. In the event that you voluntarily terminate employment with the Company at any time, (i) you shall not be eligible to receive any payments set forth in this Section 4 and (ii) the continuation of Benefits and lump sum cash payment payable pursuant to Section 6 shall not be available.

5. Other Payments Upon Termination of Employment. Upon the termination of your employment, the Company shall pay to you (or your beneficiaries or estate) in addition to any payments that may be due under Section 4 or 6 of this Agreement, within 30 days following the date of your employment termination, a cash amount equal to the sum of the following (in each case to the extent not theretofore paid): your Salary from the Company through the date of your employment termination, any vacation pay accrued prior to the date of employment termination, any reimbursable expense incurred by you prior to the date of employment termination, any compensation previously deferred by you, together with any interest and earnings thereon (unless the plan or program provides for payment at another time or in accordance with another payment schedule), and any other compensatory plan, arrangement or program payment to which you may be entitled provided, however, that all such payments and payments of deferred compensation shall be made so that they are not subject to the additional twenty percent (20%) tax imposed under section 409A of the Code). The Company acknowledges and agrees that, following the termination of your employment, you shall continue to be entitled to received any vested benefit you have accrued pursuant to the Company’s 401(k) Plan and Supplemental Executive Retirement Plan as of the date of your termination in accordance with the terms of such plans, as they may be amended from time to time, provided, however, that to the extent that the Company determines that any benefits under the Supplemental Executive Retirement Plan would be subject to the additional twenty percent (20%) tax under section 409A of the Code, you (or your beneficiaries or estate) shall be paid such benefits in a cash lump sum amount no later than the earlier of 30 days after your employment termination date and 21/2 months after the end of the year in which your employment termination occurs.

6. Termination Due to Death or Disability. In the event that your employment is terminated at any time prior to the Termination Date due to your death or Disability, you (or your beneficiaries or estate) shall nevertheless be entitled to receive, provided that you (or your beneficiaries or estate) sign a Waiver and Release of Claims substantially in the form attached hereto as Exhibit B (i) continuation of all Benefits for a period of one (1) year from the date of termination to the extent that the Company determines that such Benefits are not subject to the additional twenty percent (20%) tax imposed under section 409A of the Code, and (ii) a lump sum cash payment equal to one (1) times your Salary. If the Company determines that any Benefits would be subject to the additional twenty percent (20%) tax imposed under section 409A of the Code, then you (or your beneficiaries or estate) shall not have a right to such Benefits, but instead the Company shall pay a lump sum cash amount that is intended to be the economic equivalent thereof. All lump sum payments pursuant to this Section 6 shall be made within 30 days of the date your employment with the Company is terminated pursuant to this Section 6 and, in any event, no later than 21/2 months after the end of the year in which your employment termination occurs. For purposes of this Agreement, a termination for “Disability” shall mean a termination of your employment due to your absence from your duties with the Company on a full-time basis for at least 180 consecutive days as a result of your incapacity due to physical or mental illness. If you terminate employment with the Company due to your Disability and your Disability is not a disability within the meaning of section 409A of the Code, then you shall not have a right to any Benefits after 21/2 months after the end of the year in which your employment termination occurs and any remaining Benefits to which you would otherwise be entitled shall be monetized and paid to you in a lump sum amount within 30 days of the date your employment with the Company is terminated pursuant to this Section 6 and, in any event, before the expiration of such 21/2 months. If you terminate employment with the Company due to your death or Disability and the Company determines that as of your employment termination date you are a specified employee within the meaning of section 409A of the Code, then you shall not have a right to any Benefits and instead the Company shall pay you within 30 days of the date your employment with the Company is terminated pursuant to this Section 6 and, in any event, before the expiration of the 21/2 month period beginning after the end of the year in which your employment termination occurs a cash lump sum amount that is intended to be the economic equivalent of such Benefits.

7. Withholding. All payments required to be made by the Company hereunder to you or your estate or beneficiaries shall be subject to the withholding of such amounts relating to taxes as the Company may reasonably determine should be withheld pursuant to any applicable law or regulation.

8. Potential Tax Consequences for “Parachute” Payments.

A. Tax Gross-Up. Notwithstanding any other provisions of this Agreement, in the event that (i) any payment or distribution by the Company to or for your benefit (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or any other plan, arrangement or agreement with the Company, any person whose actions result in a Change of Control or any person affiliated with the Company or such person) (all such payments and distributions, including the severance payments and benefits provided for in Section 4 hereof (the “Severance Payments”), being hereinafter called “Total Payments”) would be subject (in whole or part) to the excise tax imposed under section 4999 of the Code, or any interest or penalties are incurred by you with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”) and (ii) there are any excess parachute payments (within the meaning of section 280G(b) of the Code), in the aggregate, in respect of such Total Payments in excess of $50,000, then the Company shall pay you an additional cash payment (the “Tax Gross-Up”) so that after receipt of such Tax Gross-Up, the payment of any additional federal, state and local income taxes on such Tax Gross-Up amount and the payment of any Excise Taxes, you shall receive such net amount of Total Payments equal to the amount that you would have received if no Excise Tax was due; provided, however that you shall cooperate in good faith with the Company to minimize the amount of the Excise Tax that may become payable by taking any such action or making any such election as may be reasonably requested by the Company in respect of the Total Payments due to you.

B. Accounting Firm Determination. Subject to the provisions of Paragraph C of this Section 8, all determinations required to be made under this Section 8, including whether and when a Tax Gross-Up is required and the amount of such Tax Gross-Up and the assumptions to be utilized in arriving at such determination, shall be made by the public accounting firm that, immediately prior to the Change of Control, was the Company’s independent auditor (the “Accounting Firm”) which shall provide detailed supporting calculations both to the Company and you within 15 business days of the receipt of notice from you that you have received Total Payments, or such earlier time as is requested by the Company. All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any Tax Gross-Up, as determined pursuant to this Section 8, shall be paid by the Company to you within five days of the receipt of the Accounting Firm’s determination, except that if the Company determines that you are a “specified employee” as of your employment termination date, then the Tax Gross-Up shall not be paid to you until six months after your employment termination date. If the Accounting Firm determines that no Excise Tax is payable by you, then the Accounting Firm shall furnish to you a written opinion that failure to report the Excise Tax on your applicable federal income tax return would not result in the imposition of a negligence or similar penalty. Any determination by the Accounting Firm shall be binding upon the Company and you. As a result of any uncertainty in the application of section 4999 of the Code at the time of the determination by the Accounting Firm hereunder, it is possible that Tax Gross-Up which will not have been made by the Company should have been made (“Underpayment”), consistent with the calculations required to be made hereunder. In the event that the Company exhausts its remedies pursuant to Section 8.3 and you thereafter are required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of you.

C. Notifications. You shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Tax Gross-Up. Such notification shall be given as soon as practicable but no later than 10 business days after you are informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. You shall not pay such claim prior to the expiration of the 30-day period following the date on which you give such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies you in writing prior to the expiration of such period that it desires to contest such claim, you shall:

(1) give the Company any information reasonably requested by the Company relating to such claim,

(2) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company,

(3) cooperate with the Company in good faith in order effectively to contest such claim, and

(4) permit the Company to participate in any proceedings relating to such claim; provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold you harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Paragraph C of Section 8, the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct you to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and you agree to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided further, that if the Company directs you to pay such claim and sue for a refund, the Company shall advance the amount of such payment to you on an interest-free basis and shall indemnify and hold you harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and provided further, that any extension of the statute of limitations relating to payment of taxes for the taxable year of yours with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company’s control of the contest shall be limited to issues with respect to which a Tax Gross-Up would be payable hereunder and you shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

D. Refunds. If, after the receipt by you of an amount advanced by the Company pursuant to Paragraph C of this Section 8, you becomes entitled to receive, and receives, any refund with respect to such claim, you shall (subject to the Company’s complying with the requirements of Paragraph C of Section 8) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by you of an amount advanced by the Company pursuant to Paragraph C of this Section 8, a determination is made that you shall not be entitled to any refund with respect to such claim and the Company does not notify you in writing of your intent to contest such denial of refund prior to the expiration of 30 days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Tax Gross-Up required to be paid.

E. Payment Calculation Explanation. At the time that payments are made under this Agreement, the Company shall provide you with a written statement setting forth the manner in which such payments were calculated and the basis for such calculations including, without limitation, any opinions or other advice the Company has received from tax counsel, the Auditor or other advisors or consultants (and any such opinions or advice which are in writing shall be attached to the statement).

9. Confidentiality. You acknowledge and agree that, during the period of your employment by the Company, you have and will continue to have access to and become acquainted with various trade secrets, including, but not limited to, various procedures, practices, information regarding the organization and operation of the Company, confidential customer information, marketing methods, compilations of information and records that are owned by the Company and that are regularly used in the operation of its business. The parties stipulate that such items of information are important, material and confidential trade secrets and affect the successful conduct of the Company’s business and its goodwill, and that any breach of this Section shall be a material breach of this Agreement. All documents, memoranda, reports, files, correspondence, lists and other written and graphic records affecting or relating to the Company’s business that you may prepare, use, observe, possess or control shall be and remain the Company’s sole property. You shall not disclose any of these trade secrets, directly or indirectly, or use them in any way, either during the term of this Agreement or at any time thereafter, except as required in the course of your employment by the Company or as otherwise authorized in writing by the Company. In the event of the termination of your employment with the Company, you shall deliver promptly to the Company all written or graphic records containing such trade secrets or confidential information of the Company.

10. Restrictive Covenants.

A. Noncompetition. You hereby agree that, during (i) the six-month period following a termination of your employment with the Company that entitles you to receive severance benefits under a written agreement with or policy of the Company or (ii) the twelve-month period following a termination of your employment with the Company that does not entitle you to receive such severance benefits (the period referred to in either clause (i) or (ii), the “Noncompetition Period”), you shall not undertake any employment or activity (including, but not limited to, consulting services) with a Competitor (as defined below), in any geographic areas in which the Company or any subsidiary of the Company (a “Subsidiary”) operates (the “Market Area”) where the loyal and complete fulfillment of the duties of the competitive employment or activity would call upon you to reveal, to make judgments on or otherwise use any confidential business information or trade secrets of the business of the Company or any Subsidiary to which you had access during your employment with the Company. For purposes of this Section, “Competitor” shall refer to any health maintenance organization, health care management company, physician group, insurance company or similar entity that provides managed health care or related services similar to those provided by the Company or any Subsidiary.

B. Nonsolicitation, Etc. In addition, you agree that, during the Noncompetition Period applicable to you following termination of employment with the Company, you shall not, directly or indirectly, solicit, interfere with, hire, offer to hire or induce any person, who is or was an employee of the Company or any of its Subsidiaries at the time of such solicitation, interference, hiring, offering to hire or inducement, to discontinue his or her relationship with the Company or any of its Subsidiaries or to accept employment by, or enter into a business relationship with you or any other entity or person.

C. Modification of Restrictions. It is hereby further agreed that if any court of competent jurisdiction shall determine that the restrictions imposed in this Section 10 are unreasonable (including, but not limited to, the definition of Market Area or Competitor or the time period during which this provision is applicable), the parties hereto hereby agree to any restrictions that such court would find to be reasonable under the circumstances.

D. Injunction Rights. You acknowledge that the services to be rendered by you to the Company are of a special and unique character, which gives this Agreement a peculiar value to the Company, the loss of which may not be reasonably or adequately compensated for by damages in an action at law, and that a material breach or threatened breach by you of any of the provisions contained in this Section 10 will cause the Company irreparable injury. You therefore agree that the Company may be entitled, in addition to the remedies set forth above in this Section and any other right or remedy, to a temporary, preliminary and permanent injunction, without the necessity of proving the inadequacy of monetary damages or the posting of any bond or security, enjoining or restraining you from any such violation or threatened violations.

11. Successors; Binding Agreement; Etc.

A. Agreement Survives Merger, Consolidation or Asset Transfer. This Agreement shall not be terminated by any merger or consolidation of the Company whereby the Company is or is not the surviving or resulting corporation or as a result of any transfer of all or substantially all of the assets of the Company. In the event of any such merger, consolidation or transfer of assets, the provisions of this Agreement shall be binding upon the surviving or resulting corporation or the person or entity to which such assets are transferred.

B. Survivor’s Assumption of Agreement. The Company agrees that concurrently with any merger, consolidation or transfer of assets referred to in Paragraph A of this Section 11, it will cause any successor or transferee to unconditionally assume, by written instrument delivered to you (or your beneficiary or estate), all of the obligations of the Company hereunder. Failure of the Company to obtain such assumption prior to the effectiveness of any such merger, consolidation or transfer of assets shall entitle you to compensation and other benefits from the Company in the same amount and on the same terms as you would be entitled hereunder if your employment were terminated without Cause. For purposes of implementing the foregoing, the date on which any such merger, consolidation or transfer becomes effective shall be deemed the date of termination.

C. Enforceability. This Agreement shall inure to the benefit of and be enforceable by your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If you shall die while any amounts would be payable to you hereunder had you continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to such person or persons appointed in writing by you to receive such amounts or, if no person is so appointed, to your estate.

D. Company Representatives. Any action to be taken by the Company or any of its successors or assigns pursuant to this Agreement may be taken by its authorized representative.

12. Severability. If any term of this Agreement is held to be invalid, void or unenforceable, the remainder of this Agreement shall remain in full force and effect and shall in no way be affected and the parties shall use their best efforts to find an alternative way to achieve the same result.

13. Integrated Agreement. This Agreement constitutes the full, complete and exclusive agreement between you and the Company with respect to the subject matters herein and supersedes any prior agreements, representations or promises of any kind, whether written, oral, express or implied between the parties hereto with respect to the subject matters herein, including, but not limited, to the Employment Agreement, provided, however that the terms of the Stock Option Agreements and the Restricted Stock Agreement shall remain unchanged except to the extent expressly modified herein. The Company acknowledges and agrees that nothing contained herein shall be deemed to supersede, amend or otherwise modify the terms of the Amended and Restated Indemnification Agreement dated December 17, 2004 between you and the Company. This Agreement cannot be changed unless in writing, signed by you and the Chief Executive Officer of the Company and approved by the Board of Directors of the Company (or the Committee, if permitted by the Committee’s charter).

14. Waiver. No waiver of any default hereunder shall operate as a waiver of any subsequent default. Failure by either party to enforce any of the terms or conditions of this Agreement, for any length of time or from time to time, shall not be deemed to waive or decrease the rights of such party to insist thereafter upon strict performance by the other party.

15. Notices. All notices and communications required or permitted hereunder shall be in writing and shall be deemed given (a) on the date of delivery if delivered personally, (b) one (1) business day after being sent by Federal Express or a similar commercial overnight service, or (c) three (3) business days after being mailed by registered or certified mail, return receipt requested, prepaid and addressed to the following addresses, or at such other addresses as the parties may designate by written notice in the manner aforesaid:

If to the Company:

Health Net, Inc.
Organization Effectiveness Department
21650 Oxnard Street, 22nd Floor
Woodland Hills, CA 91367
Attention: Karin Mayhew

If to the Employee:

Mr. B. Curtis Westen
[Address]

16. Governing Law. The interpretation, construction and performance of this Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Delaware without regard to the principle of conflicts of laws. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, which other provisions shall remain in full force and effect.

17. Survival and Enforcement. Sections 4, 5, 6, 8, 9, 10, 11, 12, 13 and 15 of this Agreement and any rights and remedies arising out of this Agreement shall survive and continue in full force and effect in accordance with the respective terms thereof, notwithstanding any termination of this Agreement or your employment. The parties agree that the Company would be damaged irreparably in the event any provision of Section 9 or 10 of this Agreement were not performed in accordance with its terms or were otherwise breached and that money damages would be an inadequate remedy for any such nonperformance or breach. Therefore, the Company or its successors or assigns shall be entitled in addition to other rights and remedies existing in their favor, to an injunction or injunctions to prevent any breach or threatened breach of any of such provisions and to enforce such provisions specifically (without posting a bond or other security).

18. Acknowledgement. You acknowledge that you have had the opportunity to discuss the content of this Agreement with and obtain advice from your attorney, have had sufficient time to and have carefully read and fully understood all of the provisions of this Agreement, and you are knowingly and voluntarily entering into this Agreement. You further acknowledge that you are obligated to become familiar with and comply at all times with all written policies of the Company.

In order to confirm your agreement with the Company and your acceptance of these terms, please sign one copy of this letter and return it to me.

Sincerely,

/s/ Jay M. Gellert
President and Chief Executive Officer

cc: Karin D. Mayhew

This will confirm my agreement to the terms set forth in this letter.

/s/ B. Curtis Westen

AMENDMENT TO SECOND AMENDED AND

RESTATED 1991 STOCK OPTION PLAN

The Health Net, Inc. Second Amended and Restated 1991 Stock Option Plan (the “1991 Plan”) is hereby amended to delete Paragraph 8 of the 1991 Plan in its entirety and to replace it with the following new Paragraph 8:

“8. ACCELERATION OF OPTIONS AND RESTRICTED SHARES.

Notwithstanding any contrary waiting period or installment period in any Stock Option Agreement or any Restriction Period in any Restricted Shares Agreement or in the Restated 1991 Plan, each outstanding Option granted under the Restated 1991 Plan shall, except as otherwise provided in the applicable Stock Option Agreement, become exercisable in full for the aggregate number of shares covered thereby, and each Restricted Share, except as otherwise provided in the Restricted Shares Agreement, shall vest unconditionally, in the event (i) the Company shall consummate (a) any consolidation or merger of the Company in which the Company is not the continuing or surviving corporation or pursuant to which shares of Common Stock are converted into cash, securities or other property, other than a Merger, or (b) any sale, lease, exchange, or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of the Company, or (c) the liquidation or dissolution of the Company, or (ii) any person (as such term is defined in Sections 13(d)(3) and 14(d)(2) of the Exchange Act), corporation or other entity (other than the Company or any employee benefit plan sponsored by the Company or any Subsidiary) (A) shall purchase any Common Stock of the Company (or securities convertible into the Company’s Common Stock) for cash, securities or any other consideration pursuant to a tender offer or exchange offer, without the prior consent of the Board, and (B) shall become the “beneficial owner” (as such term is defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 20 percent or more of the combined voting power of the then outstanding securities of the Company ordinarily (and apart from rights accruing under special circumstances) having the right to vote in the election of directors (calculated as provided in paragraph (d) of such Rule 13d-3 in the case of rights to acquire the Company’s securities), or (iii) during any period of two consecutive years, individuals who at the beginning of such period constitute the entire Board shall cease for any reason to constitute a majority thereof unless the election, or the nomination for election by the Company’s stockholders, of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period, or (iv) there occurs such other transactions involving a significant issuance of voting stock or change in the composition of the Board that the Board determines to be an accelerating event under this paragraph 8. Any transaction referred to in the foregoing clause (i) is herein called a Consummated Transaction, any purchase pursuant to a tender offer or exchange offer or otherwise as described in the foregoing clause (ii) is herein called a Control Purchase, the cessation of individuals constituting a majority of the Board as described in the foregoing clause (iii) is herein called a Board Change and such other transactions as described in the foregoing clause (iv) is herein called an “Other Accelerating Event”. The Stock Option Agreement and Restricted Shares Agreement evidencing Options or Restricted Shares granted under the Restated 1991 Plan may contain such provisions limiting the acceleration of the exercisability of Options and the acceleration of the vesting of Restricted Shares as provided in this paragraph 8 as the Committee deems appropriate to ensure that the penalty provisions of Section 4999 of the Code, or any successor thereto in effect at the time of such acceleration, will not apply to any stock, cash or other property received by the Holder from the Company.”

The 1991 Plan is hereby further amended to delete all references to “Approved Transaction” in the 1991 Plan and to replace all such references with “Consummated Transaction.”

Amendment to 1997 Stock Option Plan

The Health Net, Inc. 1997 Stock Option Plan (the “1997 Plan”) is hereby amended to delete subsection 6.8(b) of the 1997 Plan in its entirety and to replace it with the following new subsection 6.8(b):

“(b) Definition of Change in Control. A “Change in Control” shall mean:

(i) Consummated Transaction. Consummation of (a) any consolidation or merger of the Company in which the Company is not the continuing or surviving corporation or pursuant to which shares of Common Stock are converted into cash, securities or other property, other than a Merger, or (b) any sale, lease, exchange, or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of the Company, or (c) the liquidation or dissolution of the Company;

(ii) Control Purchase. The purchase by any person (as such term is defined in Sections 13(d)(3) and 14(d)(2) of the Exchange Act), corporation or other entity (other than the Company or any employee benefit plan sponsored by an Employer) of any Common Stock of the Company (or securities convertible into the Company’s Common Stock) for cash, securities or any other consideration pursuant to a tender offer or exchange offer, without the prior consent of the Board and, after such purchase, such person shall be the “beneficial owner” (as such term is defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 20 percent or more of the combined voting power of the then outstanding securities of the Company ordinarily (and apart from rights accruing under special circumstances) having the right to vote in the election of directors (calculated as provided in Section (d) of such Rule 13d-3 in the case of rights to acquire the Company’s securities);

(iii) Board Change. A change in the composition of the Board during any period of two consecutive years, such that individuals who at the beginning of such period constitute the entire Board shall cease for any reason to constitute a majority thereof unless the election, or the nomination for election by the Company’s stockholders, of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period; or

(iv) Other Transactions. The occurrence of such other transactions involving a significant issuance of voting stock or change in the composition of the Board that the Board determines to be a Change in Control for purposes of the Plan.

The Agreement evidencing options or Restricted Stock granted under the Plan may contain provisions limiting the acceleration of the exercisability of options and the acceleration of the vesting of Restricted Stock as provided in this Section as the Committee deems appropriate to ensure that the penalty provisions of Section 4999 of the Code, or any successor thereto in effect at the time of such acceleration, will not apply to any stock, cash or other property received by the holder from the Company.”

Amendment to the 1998 Stock Option Plan

The Health Net, Inc. 1998 Stock Option Plan, as amended (the “1998 Plan”), is hereby further amended to delete subsection 6.8(b) of the 1998 Plan in its entirety and to replace it with the following new subsection 6.8(b):

“(b) Definition of Change in Control. A “Change in Control” shall mean:

(i) Consummated Transaction. Consummation of (a) any consolidation or merger of the Company in which the Company is not the continuing or surviving corporation or pursuant to which shares of Common Stock are converted into cash, securities or other property, other than a Merger, or (b) any sale, lease, exchange, or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of the Company, or (c) the liquidation or dissolution of the Company;

(ii) Control Purchase. The purchase by any person (as such term is defined in Sections 13(d)(3) and 14(d)(2) of the Exchange Act), corporation or other entity (other than the Company or any employee benefit plan sponsored by an Employer) of any Common Stock of the Company (or securities convertible into the Company’s Common Stock) for cash, securities or any other consideration pursuant to a tender offer or exchange offer, without the prior consent of the Board and, after such purchase, such person shall be the “beneficial owner” (as such term is defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 20 percent or more of the combined voting power of the then outstanding securities of the Company ordinarily (and apart from rights accruing under special circumstances) having the right to vote in the election of directors (calculated as provided in Section (d) of such Rule 13d-3 in the case of rights to acquire the Company’s securities);

(iii) Board Change. A change in the composition of the Board during any period of two consecutive years, such that individuals who at the beginning of such period constitute the entire Board shall cease for any reason to constitute a majority thereof unless the election, or the nomination for election by the Company’s stockholders, of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period; or

(iv) Other Transactions. The occurrence of such other transactions involving a significant issuance of voting stock or change in the composition of the Board that the Board determines to be a Change in Control for purposes of the Plan.

The Agreement evidencing Options or Restricted Stock granted under the Plan may contain such provisions limiting the acceleration of the exercisability of options and the acceleration of the vesting of Restricted Stock as provided in this Section as the Committee deems appropriate to ensure that the penalty provisions of Section 4999 of the Code, or any successor thereto in effect at the time of such acceleration, will not apply to any stock, cash or other property received by the holder from the Company.”

WAIVER AND RELEASE OF CLAIMS

This WAIVER AND RELEASE OF CLAIMS (this “Release”) is made and entered into by and between Health Net, Inc. and its affiliates and subsidiaries (hereinafter referred to as the “Company”) and B. Curtis Westen (hereinafter referred to as the “Employee”).

WHEREAS, the Company and Employee are parties to an Employment Agreement dated as of May      , 2006 (the “Employment Agreement”) and are entering into this Release as a condition to Employee’s receipt of a severance payment thereunder (capitalized terms used but not defined herein shall have the meanings set forth in the Employment Agreement).

NOW, THEREFORE, the Company and Employee agree as follows:

1.	Employee’s employment with the Company will terminate on [TERM DATE ] (the “Termination Date”). Upon termination of employment, Employee will not represent to anyone that he is an employee of the Company and will not say or do anything purporting to bind the Company. Upon Employee’s termination of employment, Employee shall be deemed to have resigned from all other positions with the Company, if any, held by Employee.

2.	Employee’s termination of employment with the Company shall be considered a [DESCRIBE TYPE OF TERMINATION] under the Employment Agreement, and Employee is therefore eligible to receive [DESCRIBE PAYMENTS AND OTHER BENEFITS TO BE RECEIVED].

3.	Employee acknowledges that all unused accrued vacation and unused personal absence time will be paid in his final regular paycheck in keeping with the company’s policy and practice or such shorter time as may be required by applicable law. Employee further acknowledges that no further vacation/paid-time-off benefits will accrue after the Termination Date.

4.	Employee’s participation in all Company employee benefit plans as an active employee shall cease on the Termination Date, and Employee shall not be eligible after the Termination Date to make contributions to or to receive allocations under the Health Net, Inc. 401(k) Associate Savings Plan, to earn any additional benefits under the Health Net, Inc. Supplemental Executive Retirement Plan (the “SERP”) or to make any deferrals pursuant to any deferred compensation plan of the Company (it being understood that Employee shall be entitled to all vested benefits accrued as of the date hereof under the Company’s 401(k) Plan, SERP and any deferred compensation plan).

5.	In partial consideration of the Company providing Employee the payments and benefits set forth above and as a condition to receive such payments and benefits, Employee freely and voluntarily enters into this Release and by signing this Release Employee, on his own behalf and on behalf of his or her heirs, beneficiaries, successors, representatives, trustees, administrators and assigns, hereby waives and releases the Company, and each of its past, present and future officers, directors, shareholders, employees, consultants, accountants, attorneys, agents, managers, insurers, sureties, parent and sister corporations, divisions, subsidiary corporations and entities, partners, joint venturers, affiliates, beneficiaries, successors, representatives and assigns, from any and all claims, demands, damages, debts, liabilities, controversies, obligations, actions or causes of action of any nature whatsoever, whether based on tort, statute, contract, indemnity, rescission or any other theory of recovery, including but not limited to claims arising under federal, state or local laws prohibiting discrimination in employment, including Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1866, as amended, claims of disability discrimination under the Americans with Disabilities Act, the Age Discrimination in Employment Act, as amended (“ADEA”), the Worker Adjustment and Retraining Notification Act (“WARN”), or claims growing out of any legal restrictions on the Company’s right to terminate its employees and whether for compensatory, punitive, equitable or other relief, whether known, unknown, suspected or unsuspected, against the Company, including without limitation claims which may have arisen or may in the future arise in connection with any event which occurred on or before the date of Employee’s execution of this Release. The provisions in this paragraph do not extend to any rights Employee may have to enforce the terms of this Agreement and are not intended to prohibit Employee from filing a claim for unemployment insurance.

6.	Employee expressly waives any right or claim of right to assert hereafter that any claim, demand, obligation and/or cause of action has, through ignorance, oversight or error, been omitted from the terms of this Release. Employee makes this waiver with full knowledge of his rights and with specific intent to release both his known and unknown claims, and therefore specifically waives the provisions of Section 1542 of the Civil Code of California or other similar provisions of any other applicable law, which reads as follows:

“A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.”

Employee understands and acknowledges the significance and consequence of this Release and of such specific waiver of Section 1542, and expressly agrees that this Agreement shall be given full force and effect according to each and all of its express terms and provisions, including those relating to unknown and unsuspected claims, demands, obligations and causes of action herein above specified.

7.	Employee shall not initiate or cause to be initiated against the Company any compliance review, suit, action, investigation or proceeding of any kind, or voluntarily participate in same, individually or as a representative, witness or member of a class, under contract, law or regulation, federal, state or local, pertaining to any matter related to his employment with the Company, unless Employee first cooperates in making his allegations known to the Company for the Company to take corrective action at a time and place designated by the Company. In addition, Employee shall, without further compensation, cooperate with and assist the Company in the investigation of, preparation for or defense of any actual or threatened third party claim, investigation or proceeding involving the Company or its predecessors or affiliates and arising from or relating to, in whole or in part, Employee’s employment with the Company or its predecessors or affiliates for which the Company requests Employee’s assistance, which cooperation and assistance shall include, but not be limited to, providing testimony and assisting in information and document gathering efforts. In this connection, it is agreed that the Company will use its reasonable best efforts to assure that any request for such cooperation will not unduly interfere with Employee’s other material business and personal obligations and commitments.

8.	Employee agrees he will return to the Company immediately upon termination any building keys, security passes or other access or identification cards and any Company property that was in his or her possession, including but not limited to any documents, credit cards, computer equipment, mobile phones or data files. Employee agrees to clear all expense accounts and pay all amounts owed on any corporate credit cards which the Company previously issued to Employee, subject to the Company’s obligation to reimburse Employee for any properly reimbursable business expenses in accordance with the Company’s expense policies and procedures then in effect.

9.	Employee shall not, without the Company’s written consent by an authorized representative, at any time prior or subsequent to the execution of this Release, disclose, use, remove or copy any confidential, trade secret or proprietary information he acquired during the course of his employment by the Company, including without limitation, any technical, actuarial, economic, financial, procurement, provider, customer, underwriting, contractual, managerial, marketing or other information of any type that has economic value in the business in which the Company is engaged, but not including any previously published information or other information generally in the public domain.

10.	In addition to any other part or term of this Release or the Employment Agreement, Employee agrees that he will not, (a) for a period of one (1) year from the date of this Agreement, irrespective of the reason for the termination, either directly or indirectly, on his own behalf or on behalf of any other person: (1) make known to any person, firm, corporation or other entity of any type, the names and addresses of any of the Company’s customers, enrollees or providers or any other information pertaining to them; or (2) disrupt, solicit or influence or attempt to solicit, disrupt or influence any of the Company’s customers, providers, vendors, agents or independent contractors with whom the Employee became acquainted during the course of employment or service for the purpose of terminating such a person’s or entity’s relationship with the Company or causing such a person or entity to associate with a competitor of the Company, and (b) for the six month period following the Termination Date undertake any employment or activity prohibited by the Employment Agreement for the time periods set forth therein. The prohibitions of this paragraph are not intended to deny employment opportunities within the Employee’s field of employment but are limited only to those prohibitions necessary to protect the Company from unfair competition. In addition, Employee agrees that, during the applicable “Noncompetition Period” (defined below) following his termination of employment with the Company, he shall not, directly or indirectly, solicit, interfere with, hire, offer to hire or induce any person, who is or was an employee of the Company at the time of such solicitation, interference, hiring, offering to hire or inducement, to discontinue his or her relationship with the Company or to accept employment by, or enter into a business relationship with Employee or any other entity or person. The “Noncompetition Period” shall be the six-month period following Employee’s termination of employment with the Company that entitles Employee to receive severance benefits under a written agreement with or policy of the Company or (ii) the twelve-month period following a termination of Employee’s employment with the Company that does not entitle Employee to receive such severance benefits.

11.	Nothing contained herein shall be construed as an admission of any wrongful act, including but not limited to violation of any contract, express or implied, or any federal, state or local employment laws or regulations, and nothing contained herein shall be used for any purpose except in proceedings related to the enforcement of this Release.

12.	If any part or term of this Release is held invalid or unenforceable, such invalidity or unenforceability shall not affect in any way the validity or enforceability of any other part or term of this Release. In addition, if any court of competent jurisdiction construes the covenants contained in Section 9 hereof, or any part thereof, to be unenforceable in any respect, the court may reduce the duration or scope to the extent necessary so that the provision is enforceable, and the provision, as reduced, shall then be enforceable.

13.	Employee agrees and acknowledges that this Release recites all payments and benefits Employee is entitled to receive hereunder and under the Employment Agreement, and that no other payments or benefits will be asserted or requested by Employee.

14.	The Employee acknowledges that he has had an opportunity to consult and be represented by counsel of his own choosing in the review of this Release, and that he has been advised by the Company to do so, that the Employee is fully aware of this Release and of its legal effect, that the preceding paragraphs recite the sole consideration for this Release, and that Employee enters into this Release freely, without coercion, and based on the Employee’s own judgment and not in reliance upon any representation or promise made by the other party, other than those contained herein. There may be no modification of the terms of this Release except in writing signed by the parties hereto including an appropriately authorized Officer of the Company.

15.	This Release constitutes the full, complete and exclusive agreement between you and the Company with respect to the subject matters herein and supersedes any prior agreements, representations or promises of any kind, whether written, oral, express or implied, with respect to the subject matters herein. The Company acknowledges and agrees that nothing contained herein shall be deemed to supersede, amend or otherwise modify the terms of the Amended and Restated Indemnification Agreement dated December 17, 2004 between you and the Company, the terms of which shall remain in full force and effect following the execution of this Release. This Release cannot be changed unless in writing, signed by you and the Chief Executive Officer of the Company.

16.	This Release shall be construed and governed by the laws of the State of Delaware.

EMPLOYEE ACKNOWLEDGES BY SIGNING BELOW that (i) Employee has not relied upon any representations, written or oral, not set forth in this Release; (ii) at the time Employee was given this Release Employee was informed in writing by the Company that (a) Employee had at least 21 days in which to consider whether Employee would sign the Release and (b) Employee should consult with an attorney before signing the Release; and (iii) Employee had an opportunity to consult with an attorney and either had such consultations or has freely decided to sign this Release without consulting an attorney.

Employee further acknowledges that he may revoke acceptance of this Release by delivering a letter of revocation within seven (7) days after the later of the dates set forth below addressed to: Health Net, Inc., Organization Effectiveness Department, 21650 Oxnard Street, Woodland Hills, California 91367, Attention: Karin Mayhew.

Finally, Employee acknowledges that he understands that this Release will not become effective until the eighth (8th) day following his signing this Release and that if Employee does not revoke his acceptance of the terms of this Release within the seven (7) day period following the date on which Employee signs this Release as set forth above, this Release will be binding and enforceable.

IN WITNESS WHEREOF, the parties hereto have executed this Release as of the dates set forth below.

Employee By:	[EXHIBIT COPY]	Health Net, Inc. By:	[EXHIBIT COPY]

	Name:		Name:
	Title:		Title:
Dated:	[TO BE INSERTED]	Dated:	[TO BE INSERTED]